EXHIBIT 21



                         Subsidiaries of the Registrant



o    Ashcroft Homes of Colorado, Inc., a Colorado corporation

o    Absolute Construction Services, LLC, a Colorado limited liability company

o    Peregrine Sanctuary, LLC, a Colorado limited liability company

o    Stonegate Capital Corporation, a Colorado corporation

o    Tesoro Homes @ Tallyn's Reach, LLC, a Colorado limited liability company

o    West Gold Holdings, Inc., a Colorado corporation

o    Brookwood, LLC, a Colorado limited liability company